BioSpecifics Announces New Analyses of XIAFLEX for
Peyronie’s Disease Presented at American Urological
Association

LYNBROOK, NY – May 19, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced that new analyses of data evaluating the use of XIAFLEX in adult men with Peyronie’s disease were presented by BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc. (Auxilium) at the 2014 Annual Meeting of the American Urological Association (AUA) being held in Orlando, Florida on May 16-21, 2014.

“The new data presented at AUA highlight the benefit, safety and ease of use of XIAFLEX in this patient population as well as elaborate on physician training that may increase urologists’ familiarity with XIAFLEX and the injection technique. We feel these analyses further support the commercial potential of this product,” said Thomas L. Wegman, President of BioSpecifics. “We are very optimistic about the market potential of XIAFLEX for Peyronie’s disease, particularly based on numbers we reported from the first quarter of 2014 of vials shipped and the impressive growth seen in the month of April. We hope this momentum continues as physicians and patients become more comfortable with the procedure and product profile.”

XIAFLEX was approved by the U.S. Food & Drug Administration (FDA) in December 2013 for the treatment of Peyronie’s disease in men with a palpable plaque and a curvature of 30 degrees or greater at the start of therapy. The product became commercially available in January 2014. XIAFLEX was already approved in the U.S., EU, Canada and Australia for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm.

The presentations from the AUA meeting included new analyses from the pivotal IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) trials, the Phase 3 studies that evaluated XIAFLEX for the treatment of Peyronie’s disease. Highlights include:

  75 percent of men with Peyronie’s disease treated with XIAFLEX in the IMPRESS pivotal studies had a clinically meaningful improvement in their penile curvature deformity by the end of the trials. These subjects reported an improvement of 25 percent or greater in penile curvature deformity.

  An injection simulator using a "smart syringe" was developed to provide clinicians an opportunity to practice the XIAFLEX injection technique. Use of such a model in physician training may increase urologists' familiarity with the injection technique for XIAFLEX treatment of Peyronie’s disease by providing both visual and tactile feedback during simulated injection.

  The administration of a second XIAFLEX injection 1, 2 or 3 days after the first injection during Treatment Cycle 1 did not impact the safety or effectiveness of XIAFLEX in the treatment of Peyronie's curvature deformity evaluated at Week 6. The improvement in curvature deformity and safety measurements were comparable regardless of when the second injection was administered during the first treatment cycle. These data support flexibility in planning XIAFLEX treatment cycles.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie's disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the market potential for XIAFLEX and highlights and new data from Phase 3 studies of XIAFLEX and its treatment of Peyronie’s disease. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the initiation, timing and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2013,its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com